UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 31, 2013

FRAC WATER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	005-87668	26-1973257
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1266 1st Street, Suite 4 Sarasota, FL 34236
(Address of Principal Executive Offices)

(941) 330-6404
Registrant’s telephone number, including area code
N/A
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

At the present time, we have determined not to move forward with our proposed business of providing solutions for the treatment and recycling of waste water resulting principally from oil and gas exploration and production activities (the “Business”). In furtherance thereof, pursuant to Section 4.1 of the Joint Venture Agreement dated October 10, 2013 (the “JV Agreement”) between us and Produced Water Solutions, Inc. (“PWS”), on December 31, 2013 we notified PWS of our determination to terminate the JV Agreement effective January 30, 2014 (the “Termination Date”). As of the Termination Date, we have no further obligation to make monthly project cash fee payments or bonus payments to PWS pursuant to the JV Agreement.

We continue to look at ventures of merit for corporate participation as a means of enhancing shareholder value. This may involve sales of our debt and equity securities in merger, acquisition or asset purchase transactions. No assurance can be given that we locate a desirable business opportunity or that if we do, we will be able to enter into an arrangement on terms which we deem favorable.

Reference is made to the disclosure set forth under Item 8.01 below, which disclosure is incorporated herein by reference.

Item 8.01	Other Events.

On December 31, 2013 we notified PWS pursuant to Section 1.1(a) of the JV Agreement of our determination not to accept either of the two remaining business projects (the “Projects”) on which we had a right of first refusal. We made this determination based upon a variety of factors including, but not limited to, (i) the results of our due diligence on the Projects; (ii) the lack of sufficient information deemed necessary by us to commit to the Projects; and (iii) uncertainty concerning our ability to structure agreements with the local partners on acceptable terms.

In connection with the foregoing, we further determined not to presently engage in activities related to the Business. Consequently, at this time, we will not commence operations on the project in Atascosa County, Texas selected by us as the “Guaranteed Project” under the JV Agreement.

As more fully described in Item 1.02 above, which disclosure is incorporated herein by reference, on December 31, 2013 we notified PWS of our determination to terminate the JV Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRAC WATER SYSTEMS, INC.

Date: January 7, 2014	By:	/s/ Nadine C. Smith
	Name:	Nadine C. Smith
	Title:	Chief Executive Officer

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